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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                             Oryx Technology Corp.
         -------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   68763X101
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 68763X101                   13G                PAGE 2 OF 4 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      AIB Govett Asset Management Limited (formerly known as John Govett & Co. Limited)
      94-3237741

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom

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                          SOLE VOTING POWER
                     5
     NUMBER OF            930,000 (7.09%)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             930,000 (7.09%)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NIL

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11


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      TYPE OF REPORTING PERSON*
12
      IA

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                       2
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Item 1
      (a) Name of Issuer:

          Oryx Technology Corp.

Item 1
      (b) Address of Issuer's Principal Executive Offices:

          47341 Bayside Parkway
          Fremont, CA 94538

Item 2
      (a) Name of Person(s) Filing:

          AIB Govett Asset Management Limited (formerly known as John Govett & Co. Limited)

      (b) Address of Principal Business Office:

          Shackleton House
          4 Battle Bridge Lane
          London, England SE1 2HR

      (c) Citizenship:

          United Kingdom

      (d) Title of Class of Securities:

          Private limited company

      (e) CUSIP Number:

          N/A

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (f) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

Item 4    Ownership

          (a) Amount Beneficially Owned:

              Nil

          (b) Percent of Class:

              Nil

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote

                    930,000 common shares

              ii)  shared power to vote or to direct the vote

                   N/A

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              iii) sole power to dispose or to direct the disposition of

                   930,000 common shares

              iv)  shared power to dispose or to direct the disposition of

                   N/A

Item 5    Ownership of 5% or Less of a Class:

          N/A

Item 6    Ownership of More than 5% on Behalf of Another Person:

          N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          N/A

Item 8    Identification and Classification of Members of the Group:

          N/A

Item 9    Notice of Dissolution of the Group:

          N/A

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Date:  February 13, 1998


                         Signature:   /s/ Brian M. Lee
                                      -----------------------------------------
                                      Brian M. Lee
                                      Director

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